[HOLLAND & KNIGHT LLP LETTERHEAD]





_________, 2000

Utopia Marketing, Inc.
312 Clematis Street, Suite 500
West Palm Beach, Florida 33401

		Re:	Registration Statement on Form SB-2
			(File No. __-______)

Gentlemen:

	We refer to the Registration Statement (the "Registration Statement") on Form SB-2 (File No. __-______), filed by Utopia Marketing, Inc. (the "Company"), with the Securities and
Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 5,000,000 shares (the "Shares") of the authorized common stock, par value $.001 per share (the "Common Stock"), of the Company being offered to the public, consisting of 2,000,000 shares of Common Stock to be issued by the Company and 3,000,000 shares of Common Stock to be offered and sold by selling shareholders.

	In connection with the foregoing registration, we have acted as counsel for the Company, and have examined originals, or copies certified to our satisfaction of all such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed it necessary to require as a basis for the opinion hereafter expressed.

	Based on the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares are duly authorized, legally issued, fully paid and nonassessable.

	We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and to the reference to this firm under the caption "Legal Matters" in the Registration


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Utopia Marketing, In.c
_________, 2000
Page 2


Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    Holland & Knight LLP